Exhibit 3.1

HYPERSCALE DATA, INC.

CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND LIMITATIONS

OF

SERIES F EXCHANGEABLE PREFERRED STOCK

November 22, 2024

 Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Certificate of Incorporation of Hyperscale Data, Inc. (the “Corporation”), as amended (the “Certificate of Incorporation”):

WHEREAS, Article IV, Section 1 of the Certificate of Incorporation authorizes the issuance of up to 25,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, one or more series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designations establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

Section 1.         Number of Shares and Designation. This series of Preferred Stock shall be designated as the “Series F Exchangeable Preferred Stock,” par value $0.001 per share (the “Series F Preferred Stock”). The Series F Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series F Preferred Stock shall be One Million (1,000,000). The number of shares of Series F Preferred Stock may be increased from time to time subject to the provisions of Section 13 hereof and any such additional shares of Series F Preferred Stock shall form a single series with the Series F Preferred Stock. Each share of Series F Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series F Preferred Stock.

Section 2.          Certain Definitions. The following words and terms shall have the meanings defined in this Section 2.

“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

“Ault Class A Common Stock” shall mean the Class A common stock of Ault Capital Group, Inc.

“Ault Class B Common Stock” shall mean the Class B common stock of Ault Capital Group, Inc.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

“Bylaws” means the Corporation’s Second Amended and Restated Bylaws.

“Capital Stock” means any and all shares (however designated) of the Corporation’s capital stock.

“Certificate” means this Certificate of Designations of Rights, Preferences and Limitations of Series F Exchangeable Preferred Stock.

“Certificate of Incorporation” means the Corporation’s Certificate of Incorporation, as amended.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)	one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)	a replacement of more than a majority of the members of the Board that is not approved by (i) those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals) and (ii) the Majority Holder;

(iii)	a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries with another entity, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)	a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)	the execution by the Corporation or its controlling shareholders of an agreement providing for any of the foregoing events.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means (i) the Class A common stock, par value $0.001 per share, of the Corporation, (ii) Class B common stock, par value $0.001 per share, of the Corporation and (iii) any Capital Stock into which such common stock shall have been exchanged or exchanged, or any share capital resulting from a reclassification of such common stock.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Exchange Date” shall have the meaning set forth in Section 6(a) hereof.

“Exchange Rate” shall have the meaning set forth in Section 6(b) hereof.

“Holder” or “Holders” shall mean each holder of shares of Series F Preferred Stock.

“Junior Stock” shall have the meaning set forth in Section 8 hereof.

“Liquidation Preference Per Share” shall mean $1.00.

“Majority Holder” means any Holder(s) of a majority of the then outstanding shares of Series F Preferred Stock.

“National Market” shall mean the New York Stock Exchange (“NYSE”), the NYSE American LLC (the “NYSE American”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

“Notice of Exchange” shall have the meaning set forth in Section 6(b)(i) hereof.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on a Trading Market.

“Parity Stock” shall have the meaning set forth in Section 8 hereof.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Senior Stock” shall have the meaning set forth in Section 8 hereof.

“Share Delivery Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; the NYSE American; any level of the OTC Markets operated by OTC Markets Group, Inc. (or any successors to any of the foregoing).

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Section 3.          Dividends. Subject to the preferences applicable to the Senior Stock and pari passu with the Common Stock outstanding at any time, the Holders of Series F Preferred Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Series F Preferred Stock or rights to acquire Series F Preferred Stock, the Holders of Series F Preferred Stock shall receive shares of Series F Preferred Stock or rights to acquire Series F Preferred Stock, as the case may be.

Section 4.          Liquidation Preference. Upon the occurrence of (i) a Change of Control Event; (ii) liquidation; (iii) dissolution (other than a dissolution arising from the failure to make a routine filing with the Secretary of State of the State of Delaware); or (iv) winding-up, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Junior Stock and after any distribution or payment made to holders of the Senior Stock, Holders of Series F Preferred Stock shall be entitled to receive out of the Corporation’s assets legally available for distribution to stockholders, liquidating distributions in the amount of the Liquidation Preference Per Share. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series F Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series F Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Section 5.          Voting Rights. The Series F Preferred Stock shall have no voting rights, except as set forth in this Section 5 or as otherwise required by law.

(a)       Except as required by applicable Delaware law, Holders of the Series F Preferred Stock will not be entitled to vote on any matter submitted for the vote of other stockholders of the Corporation, including, without limitation, a Change of Control Event, or exclusive license or asset disposition that may require a majority vote of holders of other classes or series of the Corporation’s Capital Stock. Notwithstanding the foregoing, the consummation of any such transaction will in no way impact the Corporation’s obligations hereunder, and the Corporation will continue to be obligated to make all issuances and payments due hereunder until a Exchange occurs, as described in Section 6.

For purposes of the foregoing voting requirements, the increase in the amount of the authorized Preferred Stock, including the Series F Preferred Stock, or the creation or issuance of any additional Series F Preferred Stock or other series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking on parity with or senior to the Series F Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, outstanding at the time (voting together as a class) shall not be deemed to materially and adversely affect the rights, preferences or voting powers of the Series F Preferred Stock.

(b)       The above voting provisions will not apply with respect to shares of Series F Preferred Stock if, at or before the time when the act with respect to which the vote would otherwise be required is effected, such outstanding shares of Series F Preferred Stock are exchanged pursuant to the Optional Exchange described in Section 6 below.

(c)       When the Series F Preferred Stock is entitled to vote, such shares are entitled to one vote per share. In any matter in which the Series F Preferred Stock may vote as a single class with any other series of Preferred Stock (as may be required by law), each share of Series F Preferred Stock shall be entitled to one vote per share of Preferred Stock (taking all series of the Corporation’s Preferred Stock together).

(d)       The Holders of Series F Preferred Stock are not entitled to vote separately as a class or series on an amendment to this Certificate or the Certificate of Incorporation, except as required under the laws of the State of Delaware.

Section 6          Exchange of Series F Preferred Stock.

(a)       Optional Exchange. Each share of Series F Preferred Stock shall become Exchangeable, in whole or in part and at the option of the Holder, commencing on the Exchange Date, into such number of fully paid and non-assessable shares of Ault Class A Common Stock and Ault Class B Common Stock (the “Exchange”) as determined in accordance with this Section 6. The term “Exchange Date” means, as further defined in Section 6(c)(ii), the applicable date of Exchange of shares of Series F Preferred Stock at any time beginning on the later of (i) one year after issuance of the Series F Preferred Stock and (ii) the date of the registration under the Securities Act of all of the shares of Ault Class A Common Stock and Ault Class B Common Stock issuable upon the Exchange of the Series F Preferred Stock.

(b)       Exchange Rate. Each share of Series F Preferred Stock shall be exchangeable at the Holder’s option for (i) ten (10) shares of Ault Class A Common Stock and (ii) five (5) shares of Ault Class B Common Stock (the “Exchange Rate”).

(c)      Mechanics of Exchange.

(i)        Before any Holder of Series F Preferred Stock shall be entitled to exchange the same into shares of Ault Class A Common Stock and Ault Class B Common Stock pursuant to Section 6(a) and (b) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to exchange shares of Series F Preferred Stock, the number of shares of Series F Preferred Stock to be exchanged and the number of shares of Series F Preferred Stock owned subsequent to the Exchange at issue (each, a “Notice of Exchange”). No ink-original Notice of Exchange shall be required. The calculations and entries set forth in the Notice of Exchange shall control in the absence of manifest or mathematical error. To effect Exchanges of shares of Series F Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series F Preferred Stock to the Corporation unless all of the shares of Series F Preferred Stock represented thereby are so exchanged, in which case such Holder shall deliver the certificate representing such shares of Series F Preferred Stock promptly following the Exchange Date at issue.

(ii)       Shares of Series F Preferred Stock exchanged into shares of Ault Class A Common Stock and Ault Class B Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Exchange, in the case of an Exchange pursuant to Section 6(a) hereof, and as soon as practicable after delivery of the certificate(s) evidencing the Series F Preferred Stock, within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Ault Class A Common Stock and Ault Class B Common Stock to which such Holder or Holders shall be entitled as aforesaid. Exchange under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Exchange, unless a later date is specified in the Notice of Exchange, in which case the Holder or Holders of the Series F Preferred Stock entitled to receive the shares of Ault Class A Common Stock and Ault Class B Common Stock issuable upon such Exchange shall be treated for all purposes as the record holder or holders of such shares of Ault Class A Common Stock and Ault Class B Common Stock as of such date (such date, the “Exchange Date”). If, in the case of any Exchange of the Series F Preferred Stock pursuant to this Section 6, such shares of Ault Class A Common Stock and Ault Class B Common Stock are not delivered to the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Ault Class A Common Stock and Ault Class B Common Stock, to rescind such Exchange, in which event the Corporation shall promptly return to the Holder any original Series F Preferred Stock certificate delivered to the Corporation.

(c)      Fractional Shares; Computation Certificates.

(i)       No fractional shares shall be issued upon Exchange of the Series F Preferred Stock into shares of Ault Class A Common Stock and Ault Class B Common Stock and the number of shares of Ault Class A Common Stock and Ault Class B Common Stock to be issued shall be rounded up to the nearest whole share for any shares in excess of one-half (1/2) or otherwise rounded down.

(ii)       Upon the occurrence of each adjustment of the Exchange Rate of Series F Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series F Preferred Stock a statement, signed by its independent registered public accounting firm, setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series F Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Exchange Rate for such Series F Preferred Stock at the time in effect, and (C) the number of shares of Ault Class A Common Stock and Ault Class B Common Stock and the amount, if any, of other property which at the time would be received upon the Exchange of a share of such Series F Preferred Stock.

(d)       Adjustments of the Exchange Rate. The Exchange Rate of the Series F Preferred Stock shall be subject to adjustment from time to time as follows:

(i)       Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Ault Class A Common Stock and/or Ault Class B Common Stock (other than a subdivision, combination, merger, sale of assets or spin-off or stock dividend of any Subsidiary transaction provided for elsewhere in this Section 6 or this Certificate), provision shall be made so that the Holders shall thereafter be entitled to receive upon Exchange of the Series F Preferred Stock the number of shares of stock or other securities or property of Ault Capital Group, Inc. or otherwise, to which a holder of Ault Class A Common Stock and/or Ault Class B Common Stock, as applicable, deliverable upon Exchange would have been entitled on such recapitalization.

(ii)       Adjustment for Stock Splits and Combinations. If Ault Capital Group, Inc. shall at any time or from time to time effect a subdivision of the outstanding Ault Class A Common Stock and/or Ault Class B Common Stock, the Exchange Rate in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Ault Class A Common Stock and/or Ault Class B Common Stock issuable on Exchange of the Series F Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Ault Class A Common Stock and/or Ault Class B Common Stock outstanding. If Ault Capital Group, Inc. shall at any time or from time to time combine the outstanding shares of Ault Class A Common Stock and/or Ault Class B Common Stock, the Exchange Rate in effect immediately before the combination shall be proportionately increased so that the number of shares of Ault Class A Common Stock and/or Ault Class B Common Stock issuable on Exchange of each share of Series F Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Ault Class A Common Stock and/or Ault Class B Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii)        Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of Ault Capital Group, Inc. or a Change of Control Event shall be effected while any shares of Series F Preferred Stock are outstanding in such a manner that holders of shares of Ault Class A Common Stock and/or Ault Class B Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Ault Class A Common Stock and/or Ault Class B Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such Holder in accordance with this Certificate shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Ault Class A Common Stock and/or Ault Class B Common Stock immediately theretofore receivable upon Exchange of Series F Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Ault Class A Common Stock and/or Ault Class B Common Stock equal to the number of shares of such Ault Class A Common Stock and/or Ault Class B Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exchange Rate and the number of shares of Ault Class A Common Stock and/or Ault Class B Common Stock issuable upon Exchange of the Series F Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the Exchange of such shares of Series F Preferred Stock.

(e)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exchange Rate pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series F Preferred Stock is Exchangeable) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Exchange Rate then in effect, and (ii) the number of shares of Ault Class A Common Stock and/or Ault Class B Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the Exchange of Series F Preferred Stock.

(f)       Good Faith Assistance. The Corporation will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Exchange rights of the Holders against impairment.

(g)        Notice of Record Taking. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h)       Payment of Taxes. The Corporation shall use best efforts to pay or cause to be paid all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of Ault Class A Common Stock and Ault Class B Common Stock upon Exchange of any shares of Series F Preferred Stock.

(i)       Status of Shares. The Corporation shall use best efforts to ensure that all shares of Ault Class A Common Stock and Ault Class B Common Stock that may be issued in connection with the Exchange provisions set forth herein will, upon issuance by Ault Capital Group, Inc., be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(j)       Notice. Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Series F Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the stock books of the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to the terms of this Certificate, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) promptly following any adjustment of the Exchange Rate, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record with respect to any dividend or distribution upon the Common Stock.

(k)       Cancellation of Series F Preferred Stock. In the event any shares of Series F Preferred Stock shall be exchanged pursuant to this Section 6 or otherwise reacquired by the Corporation, the shares so exchanged or reacquired shall be canceled and may not be reissued. The Certificate of Incorporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized Capital Stock.

Section 7.          Status of Acquired Shares. All shares of Series F Preferred Stock exchanged by its Holder in accordance with Section 6 hereof, or acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 8.          Ranking. The Series F Preferred Stock will rank: (i) senior to all of the Corporation’s Common Stock and any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series F Preferred Stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up (“Junior Stock”); (ii) equal to any shares of equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series F Preferred Stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up (“Parity Stock”); and (iii) junior to all of the Corporation’s issued and outstanding shares of Preferred Stock (“Senior Stock”).

Section 9.         Intentionally Omitted.

Section 10. Record Holders. The Corporation and its transfer agent shall deem and treat the record Holder of any shares of Series F Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 11.          Sinking Fund. The Series F Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 12.          Amendment of Resolution. The Board reserves the right, subject to the terms of this Certificate, from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock or designated shares of Series F Preferred Stock) or decrease (but not below the number of shares of Series F Preferred Stock then outstanding) the number of shares that constitute the Series F Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Certificate of Incorporation; provided, however, that no increase contemplated by this Section 12 shall be made without the consent of the Majority Holder.

Section 13.          Restriction and Limitations. Except as expressly provided herein or as required by law so long as at least twenty-five percent (25%) of the shares of Series F Preferred Stock issued remain outstanding, the Corporation shall not, without the vote or written consent of the Majority Holder, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series F Preferred Stock.

Section 14.          Waiver. Any right or privilege of the Series F Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holder and any such waiver shall be binding upon each holder of Series F Preferred Stock or other securities exercisable for or Exchangeable into Series F Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 15.          Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series F Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 16.          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate shall be cumulative and in addition to all other remedies available under this Certificate and any of the other transaction documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, Exchange and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate.

Section 17.          Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, and will at all times in good faith carry out all the provisions of this Certificate and take all action as may be required to protect the rights of the Holders.

Section 18.          No Transfer of Series F Preferred Stock. A Holder may not transfer some or all of its shares of Series F Preferred Stock, except by will or by the laws of descent or distribution. Any such transfer in violation of this provision shall be void and of no further effect.

Section 19.          Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series F Preferred Stock, in which the Corporation shall record the name, address and phone number of the Persons in whose name the shares of Series F Preferred Stock have been issued. The Corporation may treat the Person in whose name any shares of Series F Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary.

Section 20.          Amendment. This Certificate or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the DGCL, of the Majority Holder, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the DGCL, the Certificate of Incorporation or Bylaws.

Section 21.          Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 22.          Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 23.          Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Hyperscale Data, Inc. has caused this Certificate to be signed by the undersigned as of November 22, 2024.

HYPERSCALE DATA, INC.

By:	/s/ Henry Nisser
	Name:	Henry Nisser
	Title:	President

[Signature Page to Series F Certificate of Designations]

NOTICE OF EXCHANGE

The undersigned hereby elects to exchange the number of shares of Series F Exchangeable Preferred Stock indicated below into shares of Ault Class A Common Stock and Ault Class B Common Stock of Ault Capital Group, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any Exchange, except for any such transfer taxes.

Exchange calculations:

Date to Effect Exchange: _________________________________________________
Number of shares of Series F Preferred Stock owned prior to Exchange: __________________
Number of shares of Series F Preferred Stock to be Exchanged: __________________________
Number of shares of Class A Common Stock to be Issued: ___________________________
Number of shares of Class B Common Stock to be Issued: ___________________________
Applicable Exchange Rate for the Class A Common Stock:____________________________________________
Applicable Exchange Rate for the Class B Common Stock:____________________________________________
Number of shares of Series F Preferred Stock owned subsequent to Exchange: ________________
Address for Delivery: ______________________

Or

DWAC Instructions:
Broker no: _________
Account no: ___________

HOLDER

By:
Name:
Title: